Exhibit 99

ICT GROUP FINANCIAL MEDIA CONTACT: BERNS COMMUNICATIONS GROUP, LLC Stacy Berns/Michael McMullan 212-994-4660	ICT GROUP INVESTOR CONTACT: BROD & SCHAFFER, LLC Betsy Brod/Jonathan Schaffer 212-750-5800

ICT GROUP REPORTS RECORD 2005 THIRD QUARTER REVENUE

~ Revenue Up 24%; EPS Exceeds Prior Guidance ~

~ Raises Range for Expected 2005 Revenue and Earnings ~

~ Comments on Initial 2006 Outlook ~

NEWTOWN, PA, OCTOBER 27, 2005 – ICT GROUP, INC. (NASDAQ: ICTG), today reported results for the third quarter ended September 30, 2005.

Revenue for the third quarter increased 24% to a record $99.9 million compared to $80.4 million in last year’s third quarter. Net income was $5.5 million, or $0.42 per diluted share, compared to $276,000 or $0.02 per diluted share, in the prior year period. Net income in the 2005 third quarter included a pre-tax gain of $4.1 million from an insurance settlement and $37,000 in pre-tax expenses, both related to the recently settled class action litigation. Net income in last year’s third quarter included $887,000 in pre-tax expenses related to the class action litigation. Additionally during the third quarter of 2005, the Company benefited from changes made to the structure of its Philippine operations, which resulted in a $1.3 million reduction in income taxes, which was partially offset by a $620,000 increase in a tax valuation reserve. Excluding the impact of the gain from the insurance settlement, the litigation expenses and the income tax adjustments in the 2005 third quarter, ICT GROUP would have reported net income of $2.3 million or $0.18 per diluted share for the period, which exceeds its prior guidance. The Company now projects a 25% effective income tax rate through the balance of 2005 and for full-year 2006.

John J. Brennan, Chairman and Chief Executive Officer of ICT GROUP, commented, “Accelerated demand for our broadened base of Sales and Services capabilities and solutions, highlighted by double-digit gains across all our targeted vertical markets, resulted in record-breaking revenue for the quarter. We also continued to improve profitability and operating leverage in the period on the strength of our global operations network.”

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ICT GROUP REPORTS RECORD 2005 THIRD QUARTER REVENUE (CONT.)

Revenue growth in the quarter was driven by a year-over-year 31% increase in Services revenue to a record $69.9 million. Services revenue gains included a 40% increase in International Services revenue and a 21% increase in Domestic Services revenue compared to the prior year period. Sales revenue for the third quarter increased 11% year-over-year to $30.0 million. The growth in Sales revenue was fueled by a 31% increase in international markets, primarily driven by rapid expansion of our business in Mexico. Total Domestic revenue for the third quarter increased 21% to $76.0 million while total International revenue increased 35% to $23.9 million.

“During the quarter, we were awarded outsourced customer service business with new and existing clients in diverse verticals including health care, government, energy and telecommunications. It was also a particularly strong period for sales within our higher-margin CRM technologies unit, which captured 10 new projects that are expected to add $2.5 million to $3.0 million of revenue over the next 12 months,” continued Mr. Brennan. “In addition to these wins, our new business pipeline remains robust, and we expect to close additional business in the fourth quarter, which would help maintain our strong sales momentum into 2006.”

All guidance provided by the Company below is before any expenses or insurance recoveries, and the corresponding tax effects, related to the recently settled class action litigation. The Company does not anticipate significant expenses or recoveries going forward.

For the fourth quarter of 2005, the Company now anticipates revenue of $103 million to $106 million and net income of $0.26 to $0.30 per diluted share. ICT GROUP has increased its full-year 2005 outlook with revenue now expected in the range of $394 million to $397 million and earnings now expected in the range of $0.69 to $0.73 per diluted share.

Mr. Brennan concluded, “As we look to the coming year, our preliminary guidance for 2006 calls for revenue to increase a further 8% to 10% over the 20% plus gain we have projected for 2005 and for diluted earnings per share to grow 35% to 40% as we further realize the benefits of our expanded service capabilities, lower tax rates and global infrastructure. In the coming year, we plan to expand our presence in the Philippines by opening our third center in the Spring. We are also exploring offshore opportunities in Central and South America and other regions of the world to further enhance our global sourcing capabilities.”

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ICT GROUP REPORTS RECORD 2005 THIRD QUARTER REVENUE (CONT.)

Conference Call:

The Company will hold a conference call today, Thursday, October 27, 2005, at 9:00 a.m. EDT. Investors may access the call by visiting the ICT GROUP website at www.ictgroup.com. If you are unable to participate during the live webcast, a replay of the call will be available on the website through November 4, 2005.

ICT GROUP, headquartered in Newtown, Pa., is a leading global provider of customer management and business process outsourcing solutions. The Company provides a comprehensive mix of customer care/retention, acquisition, up-selling/cross-selling, technical support, market research and database marketing as well as e-mail management, data entry/collections, claims processing and document management services, using its global network of onshore, near-shore and offshore operations. ICT GROUP also provides interactive voice response (IVR) and advanced speech recognition solutions as well as hosted Customer Relationship Management (CRM) technologies, available for use by clients at their own in-house facility or on a co-sourced basis in conjunction with the Company’s fully integrated contact center operations. To learn more about ICT GROUP, visit the Company’s website at www.ictgroup.com.

Important Cautionary Information Regarding Forward-Looking Statements

This press release contains certain forward-looking statements, such as expected revenue, earnings, effective tax rates and anticipated demand for ICT GROUP’s services. The forward-looking statements involve assumptions and are subject to substantial risks and uncertainties. Whenever possible, forward-looking statements are preceded by, followed by or include the words “believes,” “expects,” “anticipates,” “guidance” or similar expressions, which speak only as of the date the statement is made. ICT GROUP assumes no obligation to update any such forward-looking statements. For such statements, ICT GROUP claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual events or results of operations, cash flows and financial condition of ICT GROUP may differ materially from those discussed in the forward-looking statements as a result of various factors, including without limitation, those discussed in ICT GROUP’s annual report on Form 10-K for the year ended December 31, 2004, and other documents, such as reports on Form 8-K and reports on Form 10-Q filed by ICT GROUP with the Securities and Exchange Commission. There can be no assurance that such expectations will prove to be correct and we undertake no obligation to update such expectations.

Important factors that could cause actual results to differ materially from ICT GROUP’s expectations, or that could materially and adversely affect ICT GROUP’s financial condition, may include, but are not limited to, the following, many of which are outside ICT GROUP’s control: customer demand for a client’s product, the client’s budgets and plans and other conditions affecting the client’s industry, interest rates, risks associated with investments and operations in foreign countries including those related to local economic conditions, exchange rate fluctuations, local regulatory requirements, political factors, generally higher telecommunications costs, barriers to the repatriation of earnings and potentially adverse tax consequences, the effectiveness of strategies to manage fluctuations in foreign exchange rates, an ICT GROUP client invoking cancellation or similar provisions of the client contract, demand for labor and the resulting impact on labor rates paid by ICT GROUP, unanticipated labor difficulties, unanticipated contract or technical difficulties, identifying and opening planned contact centers within timeframes necessary to meet client demands, reliance on strategic partners, industry and government regulation affecting ICT GROUP or its clients, tax laws and rulings of tax authorities, reliance on telecommunications and computer technology, general and local economic conditions, competitive pressures in ICT GROUP’s industry, the cost to prosecute, defend or settle litigation by or against ICT GROUP, judgments, orders, rulings and other developments in or affecting litigation by or against ICT GROUP, ICT GROUP’s capital and financing needs, ICT GROUP’s ability to integrate acquired businesses, terrorist attacks, the impact of war and the use of financial instruments to hedge foreign exchange exposure. These factors, as well as others, such as conditions in the securities markets and actual or perceived results or developments affecting companies in our industry, could affect the trading price of our common stock.

(Tables Follow)

ICT Group, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
REVENUE	$99,921	$80,395	$290,931	$233,004

OPERATING EXPENSES:
Cost of services	61,155	47,548	175,872	139,156
Selling, general and administrative	35,070	31,097	105,637	89,616
Litigation (recovery) and costs	(4,063)	887	(3,495)	1,892

	92,162	79,532	278,014	230,664

Operating income	7,759	863	12,917	2,340
Interest expense, net	656	451	1,802	1,070

Income before income taxes	7,103	412	11,115	1,270
Income taxes	1,633	136	2,837	420

Net income	$5,470	$276	$8,278	$850

Diluted earnings per share	$0.42	$0.02	$0.64	$0.07

Shares used in computing diluted earnings per share	12,981	12,849	12,917	12,892

Reconciliation of Income Before Income Taxes to Adjusted Net Income to Eliminate

the Effect of Litigation Recovery and Costs Related to the Recently Settled Class Action Litigation and

Income Tax Adjustments (1)

(Unaudited)

Adjusted Results of Operations:
Income before income taxes	$7,103	$412	$11,115	$1,270
Litigation recovery	(4,100)	—	(4,100)	—
Litigation costs	37	887	605	1,892

Adjusted income before income taxes	3,040	1,299	7,620	3,162
Adjusted income taxes	759	429	2,133	1,043

Adjusted net income	$2,281	$870	$5,487	$2,119

Adjusted earnings per share	$0.18	$0.07	$0.42	$0.16

Shares used in computing adjusted earnings per share	12,981	12,849	12,917	12,892

(1)	During the third quarter of 2005, the Company recorded a $1.3 million reduction in income taxes payable related to changes in the structure of its Philippines operations, partially offset by a $620,000 increase in a tax valuation reserve.

ICT Group, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	September 30, 2005	December 31, 2004
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$10,023	$11,419
Accounts receivable, net	75,954	64,848
Other current assets	17,451	21,742

Total current assets	$103,428	$98,009
PROPERTY AND EQUIPMENT, net	$55,409	$56,298
OTHER ASSETS	$6,991	$6,269

	$165,828	$160,576

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and other current liabilities	$48,243	$49,270

Total current liabilities	$48,243	$49,270
LONG-TERM DEBT	$38,000	$39,000
OTHER LIABILITIES	3,407	3,358
TOTAL SHAREHOLDERS’ EQUITY	76,178	68,948

	$165,828	$160,576

WORKSTATIONS AT PERIOD END	10,208	9,264

NEWS RELEASE

ICT GROUP, INC.

800-799-6880

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